SECOND AMENDMENT TO
KEY EMPLOYEE RETENTION AGREEMENT

In connection with that Key Employee Retention Agreement (“Agreement”) by and between Kinetic Concepts, Inc. (the “Company”) and Teresa A. Johnson (“Employee”) and dated effective as of  January 2008, the Company and Employee have agreed that the following changes to the Agreement (in bold) have been made effective as of January 1, 2013:

4.	Severance Benefits Upon a Qualifying Termination.

             (b)  Qualifying Termination not in Connection with a Change in Control. If the Employee experiences a Qualifying Termination that is not in connection with a Change of Control as described in Section 4(a) herein, then the Employee shall be entitled to receive the following severance benefits, which shall be in addition to any salary earned and vacation accrued up to and including the date of termination, as determined by the Company: (i) a severance payment in the amount of the Employee's annual base salary plus annual target bonus, payable as a lump sum payment within five business days of the date the Employee executes and returns a full waiver and release of all claims in a form provided by the Company; and (ii) if the Employee timely elects COBRA health insurance continuation coverage, reimbursement of COBRA premiums for up to 12 months following the date of termination.

Except as expressly set forth in this second amendment, the Agreement shall remain in full force and effect without amendment or modification thereof.

IN WITNESS WHEREOF, each of the parties hereto have executed this second amendment, in the case of the Company by its duly authorized officer.

KINETIC CONCEPTS, INC.

By:     /s/ David A. Lillback_______________
David A. Lillback,
Senior Vice President, Human Resources

EMPLOYEE

/s/ Teresa A. Johnson_____________________
Teresa A. Johnson